Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT: Arnold D. Levitt
Senior Vice President
Chief Financial Officer
1 609 386-2500	FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

SUBSTANTIAL INCREASE IN FIRST QUARTER EARNINGS

Burlington, New Jersey, - August 10, 2004 - Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $779,000, or $.07 per common share after preferred stock dividends, for the quarter ended June 30, 2004 compared with net income of $280,000, or $.01 per common share after preferred stock dividends, for the same period in the prior year. The increase in net income resulted primarily from higher sales and a higher gross margin percentage. Revenues in the current quarter increased 7% to $15,990,000 from $14,983,000 in the prior year.

Barry Lipsky, Franklin’s President and Chief Executive Officer, said, “I am extremely pleased that we were able to increase our net income nearly three fold on a 7% sales increase. We’ve been able to identify and capitalize on opportunities in our core reference sector which saw an increase of almost 20% over the prior year period. This favorable product mix resulted in a higher gross margin percentage for the current period which reflects improved awareness and consumer acceptance of both our new products and our existing product line.” Mr. Lipsky added “I look forward to a continued strengthening of consumer acceptance of the new products that we will introduce during the remainder of the year.”

Franklin Electronic Publishers (AMEX:FEP) is a world leader in handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 17,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North America and will begin distribution of those products in Australia in 2004 and in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers, manufacturers, and licensors, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended June 30,
	2004	2003

Sales	$15,990	$14,983
Gross Margin	7,927	6,983
Pre Tax Income	806	296
Net Income	779	280
Preferred Stock Dividend	229	208
Income Applicable to Common Stock	550	72
Income Per Common Share
Basic	$0.07	$0.01
Diluted	$0.06	$0.01
Weighted Average Common Shares
Basic	8,002	7,947
Diluted	8,480	8,232